Exhibit 10.1
Execution Version
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of September 28, 2020, is entered into by and among:
(a)Revlon Consumer Products Corporation (the “Borrower”) and REVLON, INC. (“Holdings”), each, a Delaware corporation (collectively with the Borrower’s wholly-owned subsidiaries, the “Company”); and
(b)the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (in such capacity, the “Initial Consenting Lenders”) of term loans (the “BrandCo Loans”) under the Term Loan Credit Agreement, dated as of May 7, 2020, among the Borrower, Holdings, Jefferies Finance LLC, as administrative agent and collateral agent, and certain financial institutions that are lenders thereunder (the “BrandCo Credit Agreement”);
The Company and each Consenting Lender (as defined below) are collectively referred to herein as the “Parties” and each, individually as a “Party”.
WHEREAS, as of the date hereof, the Initial Consenting Lenders hold, in the aggregate, more than 50% of the BrandCo Loans, and constitute the Applicable Required Lenders (as defined in the BrandCo Credit Agreement) under the BrandCo Credit Agreement.
WHEREAS, the Parties intend to consummate a series of transactions (collectively, the “Transactions”) on the Closing Date on the terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”) and involving, among other things:
(a)an exchange offer (the “Exchange Offer”) to the 5.75% Senior Noteholders pursuant to which any 5.75% Senior Noteholders may tender their 5.75% Senior Notes in exchange for a combination of (i) cash in an amount to be determined by the Company; provided, that the Company shall comply with the Minimum Liquidity Closing Condition (as defined below) on a pro forma basis, taking into account payment of any such cash consideration, (ii) up to $75 million aggregate principal amount of newly issued Term B-2 Loans under the BrandCo Credit Agreement (the “New Second Lien BrandCo Loans”), (iii) up to $50 million aggregate principal amount of new “first in, last out” loans under the ABL Credit Agreement (the “New FILO Loans”) and (iv) such other consideration as may be determined by the Company in its discretion; and
(b)the Exchanging BrandCo Lenders will exchange $18,700,000 aggregate principal amount of 6.25% Senior Notes held by the Exchanging BrandCo Lenders for $10,000,000 aggregate principal amount of the New Second Lien BrandCo Loans (the “BrandCo Lender Notes Exchange”);

(c)the Company, the Consenting Lenders and the BrandCo Agent shall enter into the BrandCo Facility Amendment (as defined below), pursuant to which (i) certain Consenting Lenders shall relinquish all or a portion of their Excess Roll-Up Amount (as defined in the BrandCo Credit Agreement) in the amounts set forth in the Term Sheet, and (ii) the terms and provisions of the BrandCo Credit Agreement shall be modified to permit the incurrence of the New Second Lien BrandCo Loans in the amounts set forth in the Term Sheet and to limit the amount of New FILO Loans that may be issued in any exchange for 5.75% Senior Notes to $50 million in aggregate principal amount;
(d)the Company, the Required Lenders (as defined in the ABL Credit Agreement), and the ABL Agent shall enter into the ABL Amendment, pursuant to which the terms and provisions of the ABL Credit Agreement shall be modified as necessary or appropriate to permit the Exchange Offer and other Transactions, including the incurrence of the New FILO Loans in connection therewith; and
(e)in consideration for its consent to the BrandCo Facility Amendment and its other obligations hereunder, the Company shall pay to each Consenting Lender a (i) in the case of each Consenting Lender that relinquishes all or a portion of its Excess Roll-Up Amount, a relinquishment fee consisting of such Consenting Lender’s pro rata share (based on its Excess Roll-Up Amount relinquished relative to the aggregate Excess Roll-Up Amount relinquished by all Consenting Lenders) of $12.5 million aggregate principal amount of New Second Lien BrandCo Loans, and (ii) an amendment fee consisting of such Consenting Lender’s pro rata share (based on the aggregate principal amount of BrandCo Loans held by such Consenting Lender relative to the aggregate principal amount of BrandCo Loans held by all Consenting Lenders) of, in the Company’s option, either (A) $2.5 million of cash, or (B) $5 million aggregate principal amount of additional New Second Lien BrandCo Loans. For the avoidance of doubt the foregoing fees will be made available to all holders of BrandCo Loans pro rata.
    NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:
1.Certain Definitions.
As used in this Agreement, the following terms have the following meanings:
i.“5.75% Senior Notes” means the 5.75% Senior Notes due 2021 issued by the Borrower pursuant to the 5.75% Senior Notes Indenture.
ii.“5.75% Senior Notes Indenture” means that certain Indenture, dated as of February 8, 2013, by and among the Borrower, as issuer, the guarantor parties thereto and U.S.

Bank N.A., as indenture trustee, as may be amended, supplemented or otherwise modified from time to time.
iii.“5.75% Senior Noteholder” means the beneficial holders, or investment advisors or managers for the account of beneficial holders of the 5.75% Senior Notes.
iv.“6.25% Senior Notes” means the 6.25% Senior Notes due 2024 issued by the Borrower pursuant to the 6.25% Senior Notes Indenture.
v.“6.25% Senior Notes Indenture” means that certain Indenture, dated as of August 4, 2016, by and among the Borrower, as issuer, the guarantor parties thereto and U.S. Bank N.A., as indenture trustee, as may be amended, supplemented or otherwise modified from time to time.
vi.“ABL Agent” means Citibank, N.A., it is capacity as administrative agent and collateral agent under the ABL Credit Agreement.
vii.“ABL Amendment” means the amendment to the ABL Credit Agreement pursuant to which the terms and provisions of the ABL Credit Agreement shall be modified as necessary or appropriate to permit the Exchange Offer and the other Transactions and effectuate the incurrence of the New FILO Loans in connection therewith, which amendment shall be in form and substance consistent with this Agreement and the Term Sheet and reasonably acceptable to the Company and the Requisite Consenting Lenders.
viii.“ABL Credit Agreement” means that certain Asset-Based Revolving Credit Agreement, dated as of September 7, 2016, among the Borrower, the local borrowing subsidiaries party thereto, Holdings, the lenders and issuing lenders from time to time party thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender, as the same may be amended, supplemented or otherwise modified from time to time.
ix.“Ad Hoc Group” means the ad hoc group of BrandCo Lenders represented by DPW.
x.“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, transaction, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, sale, issuance, or other disposition of any equity or debt interests, financing or equity, or recapitalization or restructuring of the Company, other than the Transactions.
xi.“Automatic Termination Event” means:
1.the entry of an order, judgment or decree adjudicating Holdings or any of its subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to Holdings or any of its subsidiaries under title 11 of the United States Code;

2.the filing or commencement of any voluntary proceeding, or any involuntary proceeding unless such proceeding is withdrawn or dismissed within thirty (30) calendar days, relating to Holdings or any of its subsidiaries under any bankruptcy, reorganization, arrangement, administration, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction;
3.(1) the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Holdings or any of its subsidiaries or of any substantial part of their property, or (2) the filing of an application for the appointment of such custodian, receiver, assignee, trustee, sequestrator or similar official of Holdings or any of its subsidiaries or of any substantial part of their property that is not withdrawn, dismissed or successfully challenged by the Company within thirty (30) calendar days;
4.the making by Holdings or any of its subsidiaries of an assignment for the benefit of creditors;
5.the taking of any corporate action by Holdings or any of its subsidiaries in furtherance of any action described in the foregoing clauses (i)-(iv), unless consented to by the Requisite Consenting Lenders; or
6.the occurrence of the Closing.
xii.“BrandCo Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the BrandCo Credit Agreement.
xiii.“BrandCo Facility Amendment” means the amendment to the BrandCo Credit Agreement pursuant to which (i) certain Consenting Lenders shall relinquish all or a portion of their Excess Roll-Up Amount (as defined in the BrandCo Credit Agreement) in the amounts set forth in the Term Sheet, and (ii) the terms and provisions of the BrandCo Credit Agreement shall be modified to permit the incurrence of the New Second Lien BrandCo Loans in the amounts set forth in the Term Sheet, and to limit the amount of New FILO Loans that may be issued in any exchange for 5.75% Senior Notes to $50 million in aggregate principal amount; provided, that such amendment shall be in form and substance consistent with this Agreement and the Term Sheet and otherwise acceptable to the Company and the Requisite Consenting Lenders.
xiv.“BrandCo Lender Notes Exchange Documents” means any documentation necessary or appropriate to implement and effectuate the BrandCo Lender Notes Exchange, which shall be reasonably acceptable to the Exchanging BrandCo Lenders and the Company.
xv.“BrandCo Lenders” means the Lenders (as defined in the BrandCo Credit Agreement).
xvi.“Closing” means the consummation of the Transactions, and any other transactions contemplated by this Agreement and the Definitive Documents.

xvii.“Closing Date” means the date on which the Closing occurs.
xviii.“Consenting Lenders” means, collectively, the Initial Consenting Lenders and the Subsequent Consenting Lenders.
xix.“Definitive Documents” means the BrandCo Facility Amendment, the ABL Amendment, the Exchange Documents, the BrandCo Lender Notes Exchange Documents and any other documents directly related to any of the foregoing, which shall, in each case, be consistent with the terms and conditions set forth in this Agreement and the Term Sheet and otherwise in form and substance reasonably acceptable to the to the Company and the Requisite Consenting Lenders; except as otherwise contemplated in Section 4(b); provided, that the BrandCo Lender Notes Exchange Documents shall also be in form and substance consistent with the terms and conditions set forth in this Agreement and the Term Sheet and reasonably acceptable to the Exchanging BrandCo Lenders.
xx.“DPW” means Davis Polk & Wardwell LLP, as counsel to the Ad Hoc Group.
xxi.“Exchange Documents” means the Confidential Offering Memorandum and Consent Solicitation Statement or other offer document with respect to the Exchange Offer, and any other documentation necessary or appropriate to implement and effectuate the Exchange Offer, in each case which shall be in form and substance consistent with the terms and conditions set forth in this Agreement and the Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Lenders.
xxii.“Exchanging BrandCo Lenders” means certain holders of the 6.25% Senior Notes, identified on Schedule 1.
xxiii.“Governmental Entity” means the United States and any State (including the District of Columbia and Puerto Rico), Commonwealth, District, Territory, municipality (including a political subdivision or public agency or instrumentality of a State), foreign state, or a department, agency, or instrumentality of the foregoing.
xxiv.“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company.
xxv.“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity, or other entity or organization.
xxvi.“Requisite Consenting Lenders” means the Consenting Lenders holding, in the aggregate, at least a majority of the BrandCo Loans held by all Consenting Lenders as of the date of any action taken or consent provided by the Requisite Consenting Lenders pursuant to this Agreement.
xxvii.“SEC” means the United States Securities and Exchange Commission.
xxviii.“Securities Act” means the Securities Act of 1933, as amended.

xxix.“Subsequent Consenting Lender” means beneficial holder, investment advisor or manager for the account of a beneficial holder of BrandCo Loans that executes a Joinder Agreement, including any Person that receives a Transfer of BrandCo Loans in accordance with Section 3.02.
xxx.“Support Effective Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by (i) the Company and (ii) the Initial Consenting Lenders.
xxxi.“Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) the Closing Date.
xxxii.“Term B-2 Loans” shall have the meaning ascribed to such term in the BrandCo Credit Agreement.
2.Commencement and Closing Date.
Section aCommencement. On or before September 29, 2020 (the “Commencement Date”), the Company will commence the Exchange Offer for a period ending before October 23, 2020 (the “Participation Period”).
Section bPeriod Modifications. The Company may in its sole discretion modify, adjust, or extend the Participation Period upon notice to the Consenting Lenders; provided, that the Closing Date will be no later than the Outside Date (as defined below).
Section cClosing and Location. The Closing will take place on the Closing Date at the offices of Paul, Weiss, 1285 Avenue of the Americas, New York, NY 10019, or such other place as will be mutually agreed to by the Company and the Requisite Consenting Lenders.
Section dMinimum Liquidity Closing Condition. It shall be a condition to Closing and the execution of the Brandco Amendment that as of the Closing Date (the “Minimum Liquidly Closing Condition”) the amount of Unrestricted Cash (as defined in the ABL Credit Agreement as of the Support Effective Date) of the Borrower and its Restricted Subsidiaries (as defined in the ABL Credit Agreement as of the Support Effective Date), plus the amount of the Borrower’s Excess Availability (as defined in the ABL Credit Agreement as of the Support Effective Date) under the ABL Credit Agreement, less the outstanding principal amount of the 5.75% Senior Notes that will remain outstanding immediately following the Closing Date, shall not be less than $175 million.
Section eConsummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations will be effective unless and until the last of same will have occurred.
3.Agreements of the Consenting Lenders.
Section 3.1Each of the Consenting Lenders (severally and not jointly and severally) agree during the Support Period to: (a) support and cooperate with the Company to consummate the Transactions in accordance with this Agreement and the Definitive Documents; (b) to the extent a Consenting Lenders is also a 5.75% Senior Noteholder as of the date hereof, irrevocably consent, tender and exchange any 5.75% Senior Notes held by such Consenting Lender as of the date hereof in connection with the Exchange Offer; (c) support and, as applicable, take all reasonable action necessary and requested by the Company to implement and consummate the Exchange Offer and BrandCo Lender Notes Exchange, including without limitation, the BrandCo Facility Amendment, subject to the payment on the Closing Date of the relinquishment and amendment fees contemplated hereunder; (d) complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein and as reasonably necessary to achieve the Closing; (e) act in good faith consistent with this Agreement; (f) refrain from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the implementation and consummation Transactions; and (g) not, directly or indirectly, seek, support, negotiate, engage in any discussions related to, or solicit an Alternative Transaction; provided, that the members of the Ad Hoc Group shall be permitted to negotiate or engage in discussions related to an Alternative Transaction with the Company, other BrandCo Lenders and any advisors retained by the Ad Hoc Group.
Section 3.2Transfers. Each Consenting Lender agrees that during the Support Period, it shall not sell, assign, transfer, or otherwise dispose of (“Transfer”), directly or indirectly, any of the BrandCo Loans, 5.75% Senior Notes, options thereon, or rights or interests therein (including grant any proxies, deposit any BrandCo Loans or 5.75% Senior Notes into a voting trust or entry into a voting agreement with respect to such BrandCo Loans or 5.75% Senior Notes), and any purported Transfer shall be void and without effect unless (a) the transferee thereof is an Initial Consenting Lender, or (b) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Lender and to be bound by all of the terms of this Agreement applicable to Consenting Lenders (including with respect to any and all BrandCo Loans and 5.75% Senior Notes it already may hold against or in the Company before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution to Paul, Weiss and DPW. Upon compliance with the foregoing, (x) the transferee shall be deemed to be a Subsequent Consenting Lender hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Lender agrees that any Transfer of any BrandCo Loans or 5.75% Senior Notes that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer. Notwithstanding the foregoing, this Section 3.02 shall not prohibit any Transfer that is requested by the Company in order to facilitate the consummation of the Transactions.
Notwithstanding anything to the contrary in this Agreement, (i) a Consenting Lender may Transfer BrandCo Loans or 5.75% Senior Notes to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become an entity identified in Section 3.02(a) or (b) hereof (a “Permitted Transferee”) or a Subsequent Consenting Lender; provided that the Qualified Marketmaker subsequently Transfers the right, title or interest to such BrandCo Loans or 5.75% Senior Notes to a transferee that is a Permitted Transferee or becomes a Subsequent Consenting Lender as provided herein and the Transfer documentation between the transferor and such Qualified Marketmaker shall contain a requirement that provides for such; provided, further, that if a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer any BrandCo Loans or 5.75% Senior Notes that it acquires from a holder of such BrandCo Loans or 5.75% Senior Notes that is not a Consenting Lender without the requirement that the transferee be a Permitted Transferee or become a Subsequent Consenting Lender.
Notwithstanding the foregoing, if at the time of a proposed Transfer of any BrandCo Loans or 5.75% Senior Notes to a Qualified Marketmaker, such claims or interests (x) may be voted, tendered or consent solicited with respect to a Transaction, then the proposed transferor must first vote, tender or consent such claims or interests in accordance with Section 3.01, or (y) have not yet been and may yet be voted, tendered or consent solicited with respect to a Transaction and such Qualified Marketmaker does not Transfer such BrandCo Loans or 5.75% Senior Notes to a Permitted Transferee or a Subsequent Consenting Lender before the third business day before the expiration of an applicable voting, tendering or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately after the Qualified Marketmaker Joinder Date, become a Subsequent Consenting Lender with respect to such BrandCo Loans and 5.75% Senior Notes in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Subsequent Consenting Lender with respect to such claim or interest at such time that the transferee becomes a Permitted Transferee or Subsequent Consenting Lender in accordance with this Agreement.
For these purposes, “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers BrandCo Loans or 5.75% Senior Notes or enter with customers into long and/or short positions in BrandCo Loans or 5.75% Senior Notes, in its capacity as a dealer or market maker in such BrandCo Loans or 5.75% Senior Notes; and (y) is in fact regularly in the business of making a market in claims, interest and/or securities of issuers or borrowers.
Section 3.3Additional Claims or Interests. If any Consenting Lender acquires additional BrandCo Loans or 5.75% Senior Notes, then such acquired BrandCo Loans and 5.75% Senior Notes will be subject to this Agreement (other than with respect to any BrandCo Loans or 5.75% Senior Notes acquired by such Consenting Lender in its capacity as Qualified

Marketmaker). Upon reasonable request by counsel to the Company, counsel to the Consenting Lenders shall provide such Consenting Lenders’ then-current holdings of BrandCo Loans and 5.75% Senior Notes.
Section 3.4Forbearance. During the Support Period, the Consenting Lenders agree not to support, join, or otherwise assist any Person in litigation against the Company in connection with any of the Company’s outstanding indebtedness; provided, that the foregoing will not limit any of the Consenting Lenders’ rights to enforce any rights under this Agreement or to respond to any litigation brought by others.
4.Additional Agreements of the Company.
In addition to the obligations of the Company set forth in Section 2.01 of this Agreement, the Company also agrees during the Support Period to use commercially reasonable efforts to do all things in furtherance of the Transactions, including:
(a)to (i)  inform the Consenting Lenders of the level of participation by 5.75% Senior Noteholders in the Exchange Offer by the date that is ten (10) business days after the Commencement Date, or such earlier date as the Company may reasonably know, (ii) to obtain any required regulatory or third-party approvals for the Transactions (if any), (iii) complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein and as reasonably necessary to achieve the Closing, which will be in form and substance reasonably acceptable to the Company and the Requisite Consenting Lenders, (iv) act in good faith and take all reasonable actions necessary to consummate the Transactions in a timely manner and otherwise support the Transactions, and (v) not directly or indirectly take any action that would be inconsistent with this Agreement or interfere with the Transactions;
(b)not make, or allow to be made, any amendment, modification, supplement or waiver to or other alteration to any of the Definitive Documents except any such amendments, modifications, supplements, or waivers (i) that are procedural, technical or conforming in nature, in each case to the extent not materially adverse to the Consenting Lenders (ii) solely with respect to the Exchange Documents, that are not materially adverse to the Consenting Lenders, or (iii) to which the Requisite Consenting Lenders have consented to in writing; and
(c)(i) complete or deliver to the respective collateral agents all filings and recordings and take all other similar actions that are required in connection with the perfection of the security interests contemplated by the Definitive Documents, and (ii) take all actions necessary to maintain in full force and effect such security interests.

5.Termination of Agreement.
Section a.Generally. This Agreement will automatically terminate upon (a) the occurrence of an Automatic Termination Event, or (b)  notice, delivered in accordance with Section 19 hereof, from (x) the Requisite Consenting Lenders to the other Parties at any time after the occurrence of any Lender Termination Event (as defined below), or (y) the Company (which for the avoidance of doubt, may be delivered by Holdings on behalf of the Company) to the other Parties at any time after the occurrence of any Company Termination Event (as defined below). Each of the dates in this Section 5 may be extended by mutual agreement among the Company and the Requisite Consenting Lenders, which agreement may be evidenced by an e-mail confirmation between Paul, Weiss and DPW.
Section 5.2.A “Lender Termination Event” will mean any of the following:
a.the Commencement Date has not occurred by 11:59 p.m. (Eastern Time) on September 29, 2020;
b.the Closing has not occurred by 11:59 p.m. (Eastern Time) on November 2, 2020 (the “Outside Date”);
c.the material breach by the Company of (i) any covenant contained in this Agreement or (ii) in any respect, any other obligations of the Company set forth in this Agreement or any Definitive Document, which breach remains uncured seven (7) business days after notice from the Requisite Consenting Lenders;
d.the representations or warranties made by the Company hereunder or under any of the Definitive Documents will have been untrue when made or will have become untrue, and any other representation or warranty made by the Company hereunder will have been untrue when made or will have become untrue, in each case, that could, excluding any representation or warranty of the Company that is already qualified by materiality in Section 7 hereof, reasonably be expected to have a material adverse impact on the consummation of the Transactions and has not been cured within seven (7) business days;
e.the occurrence of an Event of Default under the BrandCo Credit Agreement;
f.the Company consents to or fails to contest in a timely and appropriate manner any involuntary proceeding or petition under any bankruptcy, reorganization, arrangement, administration, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction;
g.the filing or execution of any Definitive Document (or any modification or amendment thereto) in a form that does not comply with the terms of this Agreement;
h.the announcement by the Company of its intention to withdraw the Exchange Offer or the announcement by the Company of its intention to pursue, or the execution by the Company of any definitive written agreement with respect to, an Alternative Transaction, in each case, without the consent of the Requisite Consenting Lenders;
i.(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the commencement of any proceeding (by application, petition, motion or otherwise) that is not dismissed within seven (7) business days seeking, any ruling, judgment or order enjoining the consummation of, rendering illegal or declaring unenforceable the Transactions or (ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring any BrandCo Loans, or any transaction related thereto, to be illegal or unenforceable; or
j.the termination by the Company of the Exchange Offer without the Company having accepted for exchange the 5.75% Senior Notes validly tendered pursuant thereto.
Section 5.3.A “Company Termination Event” will mean any of the following:
a.the Closing has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;
b.the material breach by one or more of the Consenting Lenders of any of the representations, warranties, or covenants of such Consenting Lender set forth in this Agreement, which breach remains uncured seven (7) business days after notice from the Company to the Consenting Lenders, and the non-breaching Consenting Lenders no longer collectively beneficially own or control at least two-thirds of the total outstanding BrandCo Loans;
c.the board of directors, board of managers, or similar governing body of the Company reasonably determines in good faith after consultation with counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duites under applicable law;
d.the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transactions, and such ruling, judgment or order has not been reversed or vacated by Outside Date; provided that the Company did not seek, request, support or fail to contest such ruling, judgment or order; or
e.the termination by the Company of the Exchange Offer without the Company having accepted for exchange the 5.75% Senior Notes validly tendered pursuant thereto.
Section 5.4.Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite Consenting Lenders upon the receipt of written notice delivered in accordance with Section 19 hereof.

Section 5.5.Effect of Termination. Upon the termination of this Agreement in accordance with Section 5 hereof, this Agreement will forthwith become void and of no further force or effect and each Party will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the BrandCo Credit Agreement, and any ancillary documents or agreements thereto; provided, that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination. Upon any termination of this Agreement, other than in connection with the consummating of the Closing, each Consenting Lender will be deemed to have automatically revoked and withdrawn its participation in and consent with respect to the BrandCo Facility Amendment and the Exchange Offer, as applicable, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such consents will be deemed, for all purposes to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement, and the Company agrees not to accept any such consents and to take actions reasonably required to allow the Consenting Lenders to arrange with their custodian and brokers to effectuate the withdrawal of such consents, including the reopening or extension of any withdrawal or similar periods.
Section 5.6.Settlement. This Agreement and the Definitive Documents are part of a proposed settlement among certain of the Parties. If the Closing does not occur, nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
6.Additional Documents.
Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. For the avoidance of doubt, subject to Section 4(b), each Definitive Document shall be in form and substance reasonably acceptable to the Company and the Requisite Consenting Lenders.
7.Representations and Warranties.
Section 7.1.The Company and Initial Consenting Lenders, severally (and not jointly and severally), represents and warrants to the other that the following statements are true, correct and complete as of the date hereof:
a.such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;
b.the execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) in the case of the Consenting Lenders, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, and (iii) in the case of the Company, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party, except, in the case of this clause (iii), for any such conflict, breach or default as would not reasonably be expected to materially affect the ability of such Party to consummate the Transactions in a timely manner or for such Party to perform any of its material obligations under this Agreement;
c.the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required for disclosure by the SEC; and
d.this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court.
Section 7.2.Each Consenting Lender severally (and not jointly and severally), represents and warrants to the other Parties that, as of the date hereof, such Consenting Lender (a) is not a Qualified Marketmaker, (b) (i) is the beneficial owner of the BrandCo Loans and 5.75% Senior Notes set forth below its name on the signature page hereof or (ii) has, with respect to the beneficial owners of such BrandCo Loans and 5.75% Senior Notes (x) sole investment or voting discretion with respect to such BrandCo Loans and 5.75% Senior Notes, (y) full power and authority to vote on and consent to matters concerning such BrandCo Loans and 5.75% Senior Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owners.
Section 7.3.Holdings and its subsidiaries each represents and warrants on a joint and several basis (and not any other Person or entity other than Holdings and each of its subsidiaries) to the Initial Consenting Lenders that the following statements are true, correct and complete as of the date hereof:
a.neither Holdings nor any of its subsidiaries nor to the knowledge of Holdings and its subsidiaries, any director, officer, agent, or employee of Holdings or any of Holdings’ subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;
b.the operations of Holdings and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;
c.neither Holdings nor any of its subsidiaries nor, to the knowledge of Holdings, any director, officer, agent, or employee of Holdings or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), nor is Holdings or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions;
d.as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company’s reports and documents filed or furnished by it with the SEC under the U.S. Securities Exchange Act of 1934, as amended or the Securities Act if it were subject to the reporting requirements thereunder (the SEC filings through the date hereof, including any amendments thereto, the “Company Reports”), taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;
e.the Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements with the published rules and regulations of the SEC with respect thereto if the Company were required to file such reports, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments); and

f.no default or event of default has occurred and is continuing under any material indebtedness of Holdings or any of its subsidiaries or will occur as a result of the consummation of any transaction contemplated by this Agreement or the Term Sheet.
8.Disclosure; Publicity.
Section 8.1.On the Support Effective Date, the Company shall file a Form 8-K with the SEC or otherwise disseminate a press release disclosing the existence of this Agreement and the terms hereof. On the Commencement Date, the Company shall file a Form 8-K with the SEC or otherwise disseminate a press release disclosing the existing of the Exchange Documents and the terms thereof, and the current liquidity information provided to the Consenting Lenders as contemplated under the Term Sheet. In addition, the Company shall make the disclosures required pursuant to the Term Sheet. If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Initial Consenting Lender may publicly disclose the foregoing, including this Agreement, and all of its exhibits and schedules (subject to the redactions called for by this Section 8 hereof), and the Company hereby waives any claims against the Initial Consenting Lenders arising as a result of such disclosure by an Initial Consenting Lender in compliance with this Agreement.
Section 8.2.The Company will submit drafts to DPW of any press releases, public documents, and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days before making any such disclosure (if practicable, and if two (2) business days before is not practicable, then as soon as practicable but in no event less than 24 hours before making any such disclosure), and will afford them a reasonable opportunity to comment on such documents and disclosures and will incorporate any such reasonable comments in good faith.
Section 8.3.Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Lender, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Lender), other than advisors to the Company, the principal amount or percentage of any BrandCo Loans or 5.75% Senior Notes held by any Consenting Lenders, in each case, without such Consenting Lender’s prior written consent; provided, that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party will afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure and (b) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of BrandCo Loans and 5.75% Senior Notes held by all the Consenting Lenders collectively. Notwithstanding the provisions in this Section 8, any Party hereto may disclose, if consented to in writing by a Consenting Lender, such Consenting Lender’s individual holdings.
Section 8.4.Except as specifically agreed in writing by the Company, no Consenting Lender (nor such party’s directors, officers, affiliates, partners, employees, agents, advisors, attorneys, accountants, auditors, consultants, bankers, financial advisors, or any other representative) may, directly or indirectly, communicate with any director, officer, employee, or agent of the Company, any creditor, lender, affiliate, or equity holder of the Company, or any customer, supplier, or other person providing goods or services to the Company, or any Representative of any of the foregoing, regarding the Company, its assets, liabilities, businesses, operations, personnel, prospects or financial condition, or the Transactions; provided, however, that the Consenting Lenders (and such party’s directors, officers, affiliates, partners, employees, agents, advisors, attorneys, accountants, auditors, consultants, bankers, financial advisors, or any other representative) may communicate with other BrandCo Lenders regarding the Company, its assets, liabilities, businesses, operations, personnel, prospects or financial condition, or the Transactions.
9.Amendments and Waivers.
Except as otherwise expressly set forth herein, (a) this Agreement, including any exhibits hereto, may not be waived, modified, amended or supplemented except in a writing signed by the Company and the Requisite Consenting Lenders; and (b) any change, modification or amendment to the Definitive Documents may not be made without the written consent of the Company and the Requisite Consenting Lenders, other than as contemplated by Section 4(b) of this Agreement. No waiver, modification, amendment or supplement to this Agreement, including any exhibits hereto, that is disproportionately adverse to any Consenting Lender as compared to similarly situated Consenting Lenders shall be binding upon such Consenting Lender unless such Consenting Lender has consented in writing to such waiver, modification, amendment or supplement.
10.Effectiveness.
This Agreement will become effective and binding on the Parties on the date of the Support Effective Date; provided that signature pages executed by Consenting Lenders will be delivered to (a) other Consenting Lenders in a redacted form that removes such Consenting Lender’s holdings of the BrandCo Loans and 5.75% Senior Notes and (b) the Company, Paul, Weiss and DPW in an unredacted form (to be held by Paul, Weiss and DPW on a professionals’ eyes only basis).
11.GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.
THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE

JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.Specific Performance/Remedies.
It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to specific performance and injunctive or other equitable relief (including reasonable and documented attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.
13.Survival.
Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, Section 5.06, 8.01 and 8.02, and 11–21 will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement will survive such termination.
14.Headings.
The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.
15.Successors and Assigns; Severability; Several Obligations.
This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.
16.No Third-Party Beneficiaries.
Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof.
17.Prior Negotiations; Entire Agreement.
This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Initial Consenting Lender will continue in full force and effect in accordance with the terms thereof.
18.Counterparts.
This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, which will be deemed to be an original for the purposes of this paragraph.
19.Notices.
All notices hereunder will be deemed given if in writing and delivered by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1) If to the Company, to:

Revlon Consumer Products Corporation One New York Plaza New York, New York 10004
Attention:	Michael T. Sheehan, Senior Vice President, Deputy General Counsel and Secretary (Michael.sheehan@revlon.com)

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Paul M. Basta (pbasta@paulweiss.com) Alice Eaton (aeaton@paulweiss.com)

(2) If to a Consenting Lender, to the addresses or electronic mail addresses set forth below the Consenting Lender’s signature, with a copy (which will not constitute notice) to:

Davis, Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Eli J. Vonnegut (eli.vonnegut@davispolk.com)
Stephanie Massman (stephanie.massman@davispolk.com)

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon transmission.
20.Reservation of Rights; No Admission.
Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the BrandCo Loans or 5.75% Senior Notes, (iii) enforce any right under the BrandCo Credit Agreement or 5.75% Senior Notes Indenture, subject to the terms hereof, (iv) consult with other Consenting Lenders or any other Party regarding the Transactions or any Alternative Transaction, or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents. In addition, the Company shall not be obligated to consummate the BrandCo Facility Amendment if it determines that such amendment is not necessary to effectuate the Exchange Offer. Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Transaction), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Sections 5 and 12 in the case of any claim for breach of this Agreement arising before termination. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

21.Relationship among Parties.
It is understood and agreed that no Consenting Lender has any duty of trust or confidence in any kind or form with any other Consenting Lender, and, except as expressly provided in this Agreement, there are no commitments between them. In this regard, it is understood and agreed that any Consenting Lender may acquire BrandCo Loans, 5.75% Senior Notes, or other debt or equity securities of the Company without the consent of the Company or any other Consenting Lender, subject to applicable securities laws and the terms of this Agreement; provided that no Consenting Lender will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.
22.No Solicitation; Representation by Counsel; Adequate Information.
Section22.1This Agreement is not and will not be deemed to be a solicitation to tender or exchange any of the BrandCo Loans or 5.75% Senior Notes. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.
Section22.2Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, each Consenting Lender acknowledges, agrees, and represents to the other Parties that it (a) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (b) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (c) understands that the securities to be acquired by it pursuant to the Transactions, if any, have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (d) has such knowledge and experience in financial and business matters that such Consenting Lender is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Transactions and understands and is able to bear any economic risks with such investment.
23.Fees and Expenses; Indemnification.
Except as set forth in the proviso to this sentence, each Party is responsible for its own fees and expenses (including the fees and expenses of counsel, financial consultants, investment bankers and accountants) in connection with the entry into this Agreement and the transactions contemplated hereby; provided that the Company shall pay or cause to be paid the reasonable and documented fees and expenses of DPW, in its capacity as counsel to the Ad Hoc Group, and in all respects comply with its obligations under the BrandCo Credit Agreement in respect of the payment of fees and expenses of BrandCo Lenders. Furthermore, the indemnification rights maintained by the BrandCo Lenders under Section 10.5 of the BrandCo Credit Agreement shall, subject to the limitations set forth in the BrandCo Credit Agreement, be applicable with respect to the actions taken by the Consenting Lenders in connection with the execution of this Agreement and the fulfillment of their obligations hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Victoria Dolan
Name: Victoria Dolan
Title: Chief Financial Officer
REVLON, Inc.

By:	/s/ Victoria Dolan
Name: Victoria Dolan
Title: Chief Financial Officer

[Signature Page to Transaction Support Agreement]

Exhibit A

Term Sheet

Execution Version
Exhibit B

Joinder
1

FORM OF JOINDER AGREEMENT FOR CONSENTING LENDERS
This Joinder Agreement to the Transaction Support Agreement, dated as of September 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Lenders, each as defined in the Agreement, is executed and delivered by ___________________ _____________ (the “Joining Party”) as of ______________, 2020. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.
1.Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.
2.Representations and Warranties. With respect to the aggregate principal amount of Claims and Interests set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Lender, including, without limitation, as set forth in Section 7 of the Agreement to each other Party to the Agreement.
3.Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.
[Signature Page Follows]
IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By: Name: Title:
Principal Amount of the BrandCo Loans: $_____________Principal Amount of the 5.75% Senior Notes: $_____________

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

REVLON CONSUMER PRODUCTS CORPORATION (on behalf of the Company)

By: Name: Title:

[Signature Page to Joinder Agreement]